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                                                                     EXHIBIT 4.7

                        AMENDMENT TO SCOTT PAPER COMPANY
                  1986 STOCK OPTION AND RESTRICTED STOCK PLAN


                 This Amendment (this "Amendment") to the Scott Paper Company 1986 Stock Option and Restricted Stock Plan (the "Plan") is adopted by the Board of Directors (the "Board") of Scott Paper Company (the "Company") on December 12, 1995, to be effective as of the Effective Time (as hereinafter defined).

                 WHEREAS, on July 16, 1995, Kimberly-Clark Corporation ("Kimberly-Clark"), Rifle Merger Co. and the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Rifle Merger Co. merged (the "Merger") with and into the Company and the Company became a wholly-owned subsidiary of Kimberly-Clark on the date hereof; and

                 WHEREAS, the Board desires to amend the Plan, effective as of the effective time of the consummation of the Merger (the "Effective Time").

                 NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the Effective Time.

                 1.  Section 1 of the Plan is amended as follows:

                 (a) The heading of Section 1 is amended by adding ";Definitions" following the word "Purpose".

                 (b) The second sentence of Section 1 is amended by deleting "(the "Shares")" from clause (a) thereof.

                 (c)  The following new paragraph is added at the end of
         Section 1:

                          "For purposes of the Plan, the following terms shall
                 have the meanings set forth below:

                                  "Committee" means the Compensation Committee
                          of the Board of Directors of Kimberly-Clark
                          Corporation.

                                  "Effective Time" means the effective time of
                          the consummation of the merger of Rifle Merger Co., a wholly-owned subsidiary of Kimberly-Clark, with and into the Company.

                                  "Kimberly-Clark" means Kimberly-Clark
                          Corporation, a Delaware corporation.
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                                  "Shares" means the Common Shares, without par
                          value, of the Company until the Effective Time, and at and after the Effective Time shall mean shares of Kimberly-Clark Common Stock, $1.25 par value."

                 2. Section 2 of the Plan is amended by deleting the first sentence thereof and substituting the following sentence therefor:

                 "The Plan shall be administered by the Committee".

                 3. The following sentence is added as a separate paragraph following the third paragraph of Section 10 of the Plan:

                          "Notwithstanding anything to the contrary contained
                 in the Plan, following the Effective Time, employment by the Company or a subsidiary for purposes of the Plan shall include employment by Kimberly-Clark or by any corporation at least 20 percent of the equity interest of which is owned, directly or indirectly, by Kimberly-Clark."


                 4. Section 20 of the Plan is amended by deleting "the Company's" and substituting therefor "Kimberly-Clark's".

                 5. Except as expressly amended hereby, the terms of the Plan shall remain in full force and effect.





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